NEWS

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For Immediate Release

Champions Oncology Reports Record Results for the Quarter Ended January 31, 2013

Hackensack, NJ – March 14, 2013 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, announced today its financial results for the fiscal quarter ended January 31, 2013.

Quarterly Highlights:

•	Record revenue for the quarter of $2.9 million.
•	$10.8 million of cash at quarter end as a result of successful capital raise during the quarter.
•	Increase in number of POS implants and studies of 64% and 160% over same quarter last year.
•	Successful launch of Champions’ POS business in Singapore.
•	Successful completion of a TumorGraft technology collaboration with a subsidiary of Teva Pharmaceutical Industries.

Joel Ackerman, Champions Oncology CEO, stated, “This was a great quarter for the company. We made great progress in both the POS and TOS business and continued to build a solid foundation for future growth. With a strong capital position, we are moving quickly to accelerate our plans for leveraging the TumorGraft technology platform for the future.”

Revenue was $2.9 million, as compared to $2.4 million for the three months ended January 31, 2012. For the nine months ended January 31, 2013 and 2012, revenue was $6.5 million and $5.7 million, respectively.

Total operating expenses were $3.6 million, as compared to $4.1 million for the three months ended January 31, 2012. Operating expenses were $10.7 million, as compared to $12.2 million for the nine months ended January 31, 2012.

Champions reported a net loss of $1.0 million, or ($0.02) per share, as compared to a net loss of $1.7 million, or ($0.04) per share, for the three months ended January 31, 2012. For the nine months ended January 31, 2013, Champions reported a net loss of $4.2 million, or ($0.09) per share, as compared to a net loss of $6.1 million, or ($0.13) per share, for the 2012 period.

Excluding stock-based compensation of $0.6 million and $0.7 million for the three months ended January 31, 2013 and 2012, Champions recognized a net loss of $0.4 million, or ($0.01) per share and a net loss of $1.0 million, or ($0.02) per share for three months ended January 31, 2013 and 2012, respectively. For the nine months ended January 31, 2013 and 2012, excluding stock-based compensation of $1.9 million and $2.6 million, Champions recognized a net loss of $2.3 million, or ($0.05) per share and a net loss of $3.5 million, or ($0.07) per share, respectively.

Operating Results

Personalized Oncology Solutions (POS):

POS unit volumes continued to grow rapidly during the quarter. The number of implants during the quarter and year to date was 41 and 113, an increase of 64% and 61% over the same periods last year. The increase in implants is the result of growing visibility with patients and physicians, an increase in the number of free implants offered to physicians to enable them to get direct experience with TumorGraft technology and the recent opening of an office in Singapore. The number of patients for whom studies were completed was 11 and 34 for the quarter and year to date, an increase of 160% and 209% over the same periods last year. The increase in patient studies is the result of higher implant volumes in the recent quarters which lead to studies in subsequent quarters. POS revenues were $0.5 million and $0.7 million for the three months ended January 31, 2013 and 2012, respectively, a decrease of $0.2 million, or 28%. For the nine months ended January 31, 2013 and 2012, POS revenues were $1.9 million and $1.8 million, respectively, an increase of $0.1 million, or 6%. The changes in POS revenues were driven by the increased number of implants and drug studies completed during the three and nine months ended January 31, 2013 compared to the same period in the previous year, offset by a decline in pricing. The decline in pricing is part of the company’s strategy to increase volumes to grow the TumorBank and provide physician’s with more experience with TumorGraft technology. In addition, revenue during the three months ended January 31, 2012 included two very large studies that generated more than $150,000 each.

POS cost of sales was $0.7 million and $0.5 million for the three months ended January 31, 2013 and 2012, respectively, an increase of $0.2 million, or 40%. For the nine months ended January 31, 2013 and 2012, POS cost of sales was $2.0 million and $1.5 million, respectively, an increase of $0.5 million, or 33%. For the three months ended January 31, 2013 and 2012, gross margins for POS were -40% and 29%, respectively. For the nine months ended January 31, 2013 and 2012, gross margins for POS were -5% and 17%, respectively. The increases in cost of sales and the declines in gross margins can be attributed to increased volumes of implants and drug studies performed, in line with management’s strategy to obtain more tumors to increase our tumor model offerings to our TOS sponsors and increase the number of models in our Tumorbank.

Translational Oncology Solutions (TOS):

TOS revenues were $2.4 million and $1.7 million for the three months ended January 31, 2013 and 2012, respectively, an increase of $0.7 million, or 41%. TOS revenues were $4.6 million and $3.9 million for the nine month periods ending January 31, 2013 and 2012, respectively, an increase of $0.7 million, or 18%. The increase in TOS revenues was due primarily to the one-time payment from the successful completion of a TumorGraft technology collaboration with a subsidiary of Teva Pharmaceutical Industries.

TOS cost of sales was $0.6 million and $0.8 million for the three months ended January 31, 2013 and 2012, respectively, a decrease of $0.2 million, or 25%. For the nine months ended January 31, 2013 and 2012, TOS cost of sales was $1.7 million and $1.9 million, respectively, decrease of $0.2 million, or 11%. For the three months ended January 31, 2013 and 2012, gross margins for TOS were 75% and 53%. For the nine months ended January 31, 2013 and 2012, gross margins for TOS were 63% and 51%, respectively.

Research and development expense was $0.6 million and $0.9 million for three months ended January 31, 2013 and 2012, respectively, a decrease of $0.3 million, or 33%. For the nine months ended January 31, 2013 and 2012, research and development expense was $1.4 million and $2.5 million, respectively, a decrease of $1.1 million, or 44%. This decrease is primarily related to decreased laboratory maintenance costs associated with research and development efforts, in line with our strategy to focus on our POS and TOS lines of business. Additionally, the decrease can be attributed to decreased tumor procurement costs, resulting from our strategy to source models from our POS business.

Sales and marketing expense was $0.6 million and $0.6 million for the three months ended January 31, 2013 and 2012. For the nine months ended January 31, 2013 and 2012, sales and marketing expense was $2.1 million and $1.9 million, respectively, an increase of $0.2 million, or 11%.

General and administrative expense was $1.1 million and $1.3 million for the three months ended January 31, 2013 and 2012, respectively, a decrease of $0.2 million, or 15%. For the nine months ended January 31, 2013 and 2012, general and administrative expense was $3.5 million and $4.4 million, respectively, a decrease of $0.9 million, or 21%. This decrease can be attributed to reductions in stock-based compensation expenses and consultant costs. The decrease in stock-based compensation expense is primarily due to large prior period stock option grants that contain performance conditions and were, and continue to be, accounted for using the accelerated attribution method.

Conference Call Information:

The Company will host a conference call on Thursday, March 14, 2013, at 8:30 a.m. ET to discuss its third quarter financial results. To access the conference call, domestic participants should dial 800-874-4559, Canadian participants should dial 800-696-0876, and international participants should dial 302-607-2019. The participant passcode is “Champions Oncology”.

Full details of the Company’s financial results will be available in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP Net Loss to Non-GAAP Net Loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP loss per share amounts for the three and nine months ended January 31, 2013 and 2012. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through its Personalized Oncology Solutions business.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2012 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss

	Three Months Ended January 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
Net loss – GAAP	$(990)	$(1,719)	$(4,284)	$(6,111)
Less:
Stock-based compensation	570	743	1,934	2,612
Net loss - non-GAAP	$(420)	$(976)	$(2,350)	$(3,499)

Reconciliation of GAAP to Non-GAAP Earnings Per Share (EPS)

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
EPS – GAAP	$(0.02)	$(0.04)	$(0.09)	$(0.13)
Less:
Effect of stock-based compensation on EPS	0.01	0.02	0.04	0.06
EPS - non-GAAP	$(0.01)	$(0.02)	$(0.05)	$(0.07)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended Janury 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
POS operating revenue	$473	$649	$1,850	$1,837
TOS operating revenue	2,444	1,747	4,631	3,931
Total operating revenue	$2,917	$2,396	$6,481	$5,768

Cost of POS	676	528	2,030	1,463
Cost of TOS	566	801	1,740	1,904
Research and development	592	930	1,415	2,558
Sales and marketing	658	623	2,047	1,885
General and administrative	1,145	1,287	3,484	4,421

Loss from Operations	$(720)	$(1,773)	$(4,235)	$(6,463)

Other (Loss) Income	(265)	54	(43)	352

Net Loss before income tax expense	$(985)	$(1,719)	$(4,278)	$(6,111)
Income taxes	5	-	6	-
Net Loss	$(990)	$(1,719)	$(4,284)	$(6,111)

Earnings per share- basic and diluted	$(0.02)	$(0.04)	$(0.09)	$(0.13)
Weighted average shares outstanding- basic and diluted	47,736,845	46,738,000	47,294,135	47,000,000

Condensed Consolidated Balance Sheets

	January 31,	April 30,
	2013	2012
Cash and cash equivalents	$10,769	$4,716
Accounts receivable	642	584
Other current assets	300	205
Total current assets	11,711	5,505

Restricted cash	190	188
Property and equipment, net	442	560
Goodwill	669	669
Total assets	$13,012	$6,922

Accounts payable and accrued liabilities	$1,667	$2,301
Deferred revenue	1,017	1,185
Total current liabilities	2,684	3,486

Warrant liability	993	555
Redeemable common stock	16,936	8,159
Stockholders’ deficit	(7,601)	(5,278)
Total liabilities, redeemable common stock and
stockholders’ deficit	$13,012	$6,922

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended January 31,
	2013	2012
Cash flows from operating activities:
Net Loss	$(4,284)	$(6,111)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,934	2,612
Depreciation expense	153	65
Change in fair value of warrant liability	21	(354)
Changes in operating assets and liabilities	(956)	84
Net cash used in operating activities	(3,132)	(3,704)

Cash flows from investing activities:
Purchases of property and equipment	(35)	(371)
Net cash used in investing activities:	(35)	(371)

Cash flows from financing activities:
Private placement of common shares and warrants	9,195	98
Net cash provided by financing activities:	9,195	98

Exchange rate effect on cash and cash equivalents	25	2
Increase in cash and cash equivalents	6,053	(3,975)
Cash and cash equivalents, beginning of period	4,716	10,457
Cash and cash equivalents, end of period	$10,769	$6,482